Exhibit 10.1
EXCLUSIVE PRODUCT PURCHASE AND
MANUFACTURING LICENSE AGREEMENT

This Exclusive Product Purchase Manufacturing License Agreement (the “Agreement”) is entered into, effective the __ day of June 2014, between Salttech, BV, a company duly created and organized under the legislation of the Netherlands (hereinafter referred to as the "Licensor"), and STW Resources Holding Corp, a company duly created under the laws of the state of Nevada, United States of America (hereinafter referred to as the "Licensee") (Licensor and Licensee collectively referred to as the “Parties”).

RECITALS

A.           WHEREAS, Licensor has the ownership and the corresponding rights to sell, promote, manufacture and commercialize its patented DyVaR modular system comprised of small vessels designated "Dynamic Vapor Recovery units" or "DyVaR Units” (generally referred to as “Cyclone Units” or “Cyclones”), which are devices consisting of non-metallic components that are highly modular in design, utilized in the process of removing the salinity from brackish/brine water streams and any trade secret knowledge related thereto (the “Technology”), which are further described in the attached “Patent Abstract” for U.S. Patent Application No.  2012l/003748 A1, with the term “Technology” also including any and all improvements or replacements thereto.

B.           WHEREAS, Licensor has the right to grant licenses under the letters patent and the patent applications (and any patents that may issue there from) related to the Technology owned by Licensor (all of which are collectively referred to herein as the "Patents");

C.           WHEREAS, Licensee desires to obtain, and Licensor desires to grant, exclusive United States of America (to be referred to as the “Territory1”) rights to purchase its product requirements (the “Product Requirements”) for the Cyclones for use in the municipal and oil and gas industry such as brackish/brine water and waste water processing, (the “Industries”).

D.           WHEREAS Licensee desires to obtain, and Licensor desires to grant the right of first refusal for remaining North America (consisting of Canada and Mexico and the Caribbean Americas (consisting of Anguilla, Antigua and Barbuda, Aruba, Bahamas, Barbados, Bonaire, Saint Eustatius and Saba, British Virgin Islands, Cayman Islands, Cuba, Curaçao, Dominica, Dominican Republic, Grenada, Guadeloupe, Haiti, Jamaica, Martinique, Monserrat, Puerto Rico, Saint-Barthélemy, St. Kitts and Nevis, Saint Lucia, Saint Martin, Saint Vincent and the Grenadines, Saint Maarten,  Trinidad and Tobago, Turks and Caicos Islands, and U.S. Virgin Islands) to be referred to as the “Territory2” which rights will be converted to an exclusive license (as per Section C) per geography (being separately Canada, Mexico and the Caribbean Americas) upon a signed contract referring to the Technology for a first significant project within each of these geographies. The rights referred hereunder means rights to purchase its product requirements (the “Product Requirements”) for the Cyclones for use in the municipal, and oil and gas industry such as sea water, brackish/brine water and waste water processing, (the “Industries”). “Territory1” and “Territory2” together to be referred to as “Territory”.

E.           WHEREAS, Licensee desires to incorporate the Technology into waste water and brackish/ brine water processing systems which STW may design and manufacture for use in the Territory “STW Manufactured Systems”) for the provision of waste water and brackish/brine water processing services in the Territory (“STW Processing Services”).

F.           WHEREAS, Licensee also desires to obtain and Licensor shall also desires to provide Licensee with process engineering and design services (“Process Services”) to Licensee for Licensee’s STW Manufacturing and STW Processing Services.

and

G.           WHEREAS, to the extent that any Process Services provided by Licensor to Licensee contain trade secret information, whether or not patented and whether or not currently included in the Technology (“Salttech to STW Trade Secrets”), Licensor desires to grant Licensee an exclusive license to use the Salttech to STW technology and trade secrets.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, the agreements contained herein, and other good and valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows:

1.           EXCLUSIVE PRODUCT REQUIREMENTS

1.1           Licensor agrees to provide exclusively to Licensee its Product Requirements for the Industries in the Territory.

1.2.           Licensor shall provide prices to Licensee for the Products and services on a “most favored nation” basis, which is the lowest prices or the lowest or wholesale prices that Licensor provides to any other customer for the Products.  Licensor’s current prices for the Products to Licensee are set forth in the attached “Schedule 1.2 - Product Pricing Schedule”.  Should Licensor provide any prices within the Territory in the future to any non-party to this Agreement, Licensor shall notify Licensee within ten days of such occurrence, along with providing Licensee an updated Product Pricing Schedule.

2. EXCLUSIVE MANUFACTURING LICENSE

2.1           Licensor hereby grants to Licensee, and Licensee hereby accepts from Licensor, upon the terms and conditions specified herein, exclusive right and nontransferable license to manufacture the STW Manufactured Equipment and incorporating the Technology for the Industries in the Territory. Licensee agrees to use its best efforts and invest a reasonable and fair amount in its company to provide the necessary equipment and human resources to manufacture its STW Manufactured Equipment to provide the STW Processing Services.

2.2            The Licensee agrees that the Products will be incorporated into the STW Manufactured Equipment manufactured according to the specifications provided by the Licensor to treat water streams containing TDS up to 300,000 mg/l of total dissolved solids (TDS).  Licensee may initially utilize a third-party company to fabricate the STW Manufactured Equipment to Licensee’s specifications, and such third-party contractor shall be considered an agent of License and shall be bound to all confidentiality provisions of this agreement, plus assign any and all “shop rights” to Licensee.

2.3           Licensee shall utilize Licensor’s process design and engineering services and quality control services on a “time and materials” basis, pursuant to Licensor’s pricing, as set forth in attached “Schedule 2.3 - Process Design and Engineering Services”.  Two weeks of Licensor’s design and engineering services shall be included as a part of STW’s initial Cyclone Unit purchase under Section 1.2.  Licensor’s charges for its process design and engineering services for 5,000 BBL/day STW Manufactured Equipment shall be limited to U.S. $390,000 in accordance with “Schedule 2.4 – Design and Engineering Services for 5000 BBL/day Basic Design Package”.  Licensor shall provide to Licensee (directly or by access to an online engineering data bank) a set of all completed design drawings, process engineering reports and other engineering or process documentation related to STW Manufactured Equipment.  Licensor’s process and engineering design services shall also include developing and preparing financial modeling for capital expense (CAPEX) and operational expenses (OPEX) for the STW Manufactured Products.  All process design and engineering services documents shall be prepared in English and use “Standard” measurements and not Metric measurements.

2.4.           Licensee recognizes that Licensor holds the exclusive worldwide right to manufacture, distribute, sell and promote its Technology including the Cyclone units.

2.5           As a part of the Exclusive Manufacturing License granted to Licensee, Licensor will provide Licensee at Licensor’s cost, engineering and design assistance to a maximum per annum of 10% of the annual royalties under Section 3 to enable Licensee to configure and fabricate a unit capable of processing up to 5,000 BBL per day, and shall also provide Licensee a water processing demonstration unit the same or functional equivalent to Licensor’s current “Demonstration Unit” with a capacity of 50 liters/hr or 0,22 gpm as described in Schedule 2.5 -Demonstration unit. Licensee will pay for this demonstration unit $90,000.

2.6           As a part of the Exclusive Manufacturing License granted to Licensee, Licensor will provide within 12 months after the start of this Agreement, Licensee at Licensee’s cost, one or more containerized unit(s) to be applied in Licensee’s project(s). Licensor will provide Licensee upon request of Licensee with a quotation for supply of said unit(s). Under Schedule 2.6-DyVaR1500 a quotation with suitable unit size is described.

2.7.           The Licensee agrees and undertakes not to sell, promote, distribute the Technology, including the Cyclone units, except pursuant to this Agreement.

3.           ROYALTIES

3.1           Initial Royalty.  For the rights and privileges granted under this license, Licensee will pay to Licensor an initial royalty of US $324,000, (based on a USD/Euro 1.35 conversion rate) to be paid per calendar quarter over the course of the first year of the Agreement at the beginning of each calendar quarter starting July 1 2014 as follows: Q3 2014, US$60,000, Q4 2014 US$60,000, Q1 2015 US$100,000, Q2 2015 US$104,000).

3.2           Continuing Royalty.  For the rights and privileges granted under this license, Licensee will pay to Licensor a continuing royalty of U.S. $240,000 (currently based on a USD/Euro 1.35 conversion rate), to be paid over Years 2-5 of the Agreement, at the beginning of each calendar quarter.  In addition, Licensee shall pay as additional continuing royalty of three percent (3%) of the invoice price (less duties, taxes and shipping) of systems incorporating Licensor’s Cyclone equipment which are sold by Licensee to third parties  (the “Equipment Royalty”), with the Equipment Royalty amount to be added as an additional, non-taxable, non-dutiable item to each system invoice.  The Equipment Royalty shall be paid by Licensee to Licensor within 60 days of Licensee’s receipt of the third parties’ payment of the systems invoices.

3.3           Grant of Shares in Licensee’s Company.  As an additional, one-time Royalty payment, Licensor shall transfer to Licensee 400,000 shares of Licensee’s restricted common stock (STW Resources Holding Corp - OTC “STWS”).

3.4           Royalties, fees, cost. All Royalties fees, cost and other monetary expressions in this agreement are all stated not including VAT or other taxes or import taxes and duties, are exclusive of cost for travel and lodging for personnel and are EXWORKS according to Incoterms 2010 for goods. All monetary amounts in these agreement are in US$, based on US$/Euro exchange rate of 1.35 (1.35 US$/1 Euro) and will be adjusted to actual exchange rate every calendar year per July 1st based on the Euro 3-months average exchange rate.

3.5           Payments. All payments to Licensor are to be made by electronic wire to:

Account details

Company Details:

Bank details:

4.           RECORDS AND REPORTS.

4.1.           Records.   Licensee shall keep full, true and accurate books of account containing all particulars which particulars, which may be necessary to show the amount of its costs for each purchase order for its STW Manufactured Equipment. Such books of account shall be kept at the Licensee's principal place of business. Such books and the supporting data shall be open during normal business hours at reasonable times for one year following the end of the calendar year to which they pertain, to the inspection of an independent certified public accountant retained by Licensor for the purpose of verifying Licensee's royalty statements, or Licensee's compliance in other respects with this license. Only one such inspection shall be made in any calendar year.

4.2.           Reports.  Licensee shall provide Licensor a report of all occasions for which a royalty payment is required within 60 days after the end of each calendar quarter.

4.3.           Effect of Termination.  Upon any termination of this Agreement, Licensee shall be relieved of all duties and obligations for records and reporting.

5.           TERM

5.1 The term of this Agreement shall be for the period of 5 years, which shall automatically renew for period of 5 years each and every 5-year period unless terminated earlier by a written notice sent to the other party at least 3 months prior to the termination date. Any projects or contracts with STW Customers shall be honored if Termination occurs.

5.2 In the case of a termination or non renewal by the Licensor due to Licensee not meeting performance criteria in accordance to Schedule 5.2-Performance Criteria for period of at least 12 months, Licensor may terminate or non renew this agreement without further compensation to Licensee.

5.3 In the case of a termination or non renewal by the Licensor for no reason or for a reason other than described in section 5.2  or other than a material breach of contract not remedied in due time, Licensor shall compensate the Licensee for the loss of its exclusive right. The amount of the loss of its exclusive right should be determined in good faith by the parties taking into consideration the previous sales or commission of Salttech systems of the Licensee and its expectation of sales for the future taking into account the remaining protection rights conferred by the Technology. Any projects requiring the Technology at the time of the termination date shall survive past the termination until completed.

6.           WARRANTIES 0F LICENSOR AND LICENSEE

Licensor warrants and represents to Licensee that the following are true and correct:

6.1.           Licensor is the beneficiary under a duly signed license of the entire right, title and interest in and to the Patents and Salttech to STW Trade Secrets, and has the right to grant the licenses granted under this Agreement;

6.2.           Licensor has not at any time prior to the effective date of this Agreement granted any exclusive or non-exclusive rights to purchase the Cyclones to anyone for the Industries in the Territory and has not issued any license, grant or other working right to any person or entity under any or all of the Patents with regard to the Industries in the Territory other than mentioned in this Section; It is known to Licensee that Licensor has granted limited rights for Texas only to a Texas based company that will be terminated in its entirety within 14 days upon effectuation of this agreement.

6.3.           There are no claims, actions, suits or proceedings pending or, to Licensor's knowledge, threatened against Licensor or relating to any or all of the claims contained in the Patents. There are no judgments or tax or other liens outstanding and unsatisfied against Licensor or any of Licensor's assets (including but not limited to the Patents);

6.4.           Licensee is a corporation duly created, validly existing and in good standing under the law of the state of Nevada, U.S.A.  Licensee has the power and authority to own, lease, license, or operate all properties and assets now owned Licensee.

The foregoing warranties and representations shall survive the execution of this Agreement.

7.           INDEMNITY

Licensor shall hold Licensee harmless from and against any claims, demands, actions, threatened actions, causes of action, judgments, damages, losses (which shall include any diminution in value), liabilities, costs of expenses (including, without limitation, interest, penalties and reasonable attorney' s and experts fees and disbursements), including Tax liabilities (collectively, the "Losses") which may be made against Licensee which any of them may suffer or incur as a result of, arising out of or relating to infringement actions brought against Licensee on account of the manufacture, use, marketing, sale and installation of products containing the Technology covered by this Agreement, provided that such suit is based on the licensed inventions. This indemnity shall survive any termination of this Agreement. In such case, the Licensor should have the exclusive right to appoint the attorney.

8.           INFRINGEMENT

Subject to the right of the Licensee in this section, in case of any infringement, the Licensor shall defend the Technology at its own cost. In the event that Licensee becomes aware of any infringement of any Patents under which it is licensed or agreed to be licensed hereunder by Licensor, Licensee shall notify promptly Licensor. The omission to notify shall not relieve the Licensor from any duty to defend the Technology or indemnify and hold harmless the Licensee. Licensor shall act within fifteen (15) calendar days of such receipt from the Licensee, in order to take any action necessary to stop the infringement, protect and defend the Technology. Licensor shall keep informed the Licensee of any actions that will be taken from time to time to stop the infringement, protect and defend the Technology.

Licensor shall hold the Licensee harmless from and against any damages, losses, costs of which Licensee may suffer or incur as a result of, arising out of or relating to any infringement of the Technology. If the Licensor does not take any action to stop the infringement, or to protect and defend the Technology against any infringement, the Licensor consents and agrees to, automatically and irrevocably, transfer the property of Technology for the Industries in the Territory, and all rights and privileges attached to Licensee for a nominal amount of one dollar US ($1.00 US).

9.           USE 0F LICENSOR'S NAME

Licensee will  use the name DyVaR or Salttech or other trade name, trademark or service mark of Licensor in Licensee’s marketing and promotional items.  Licensee does not have right to apply Technology under another name without written approval of Licensor

10.           TERMINATION.  Conditions of Termination of this Agreement are:

10.1           If Licensee becomes bankrupt or insolvent or if Licensee's business is placed in the hands of a receiver, assignee or trustee, whether by Licensee's voluntary act or not, the license granted under this Agreement shall immediately terminate;

10.2           Upon any material breach or default by Licensee under this Agreement, including but not limited to, the non payment of royalties (where payable) for 3 months consecutive periods unless explained and detailed in the report and approved by Licensor or the non production of the said report, Licensor may terminate the license granted hereunder by giving written notice to Licensee of such default under the notice provisions of Section 13 below. Such notice shall become effective at the end of twenty business days from the giving of such notice, unless during such period Licensee cures any such breach or default.

11.           EFFECT 0F TECHNOLOGY LITIGATION

If any claim or claims of the Technology is held invalid, or the scope of such claim or claims is limited or defined by any judicial decree, order or judgment final beyond further right of appeal, no royalties shall thereafter be paid by Licensee with respect to the claim or claims held invalid, and the limitation or definition placed upon the claim or claims shall thereafter be followed in determining whether or not royalties are payable on products sold by Licensee and for all other purposes of this Agreement. Royalties which are terminated in accordance with this Section shall include all subject royalties accrued and unpaid as of the date of such final decree, order or judgment Along with all subject royalties on products manufactured but not sold as of such date. However, Licensor shall not be required to reimburse Licensee for the license issue fee or any royalties paid under this Agreement previous to the date of such final decree, order or judgment.

INTELLECTUAL PROPERTY & IMPROVEMENTS

12.1           Intellectual Property Ownership.  Licensee shall from time to time, and to the extent it is reasonably necessary for the performance of this Agreement, furnish to Licensor at its manufacturing facility all information and specifications required as to design, engineering, manufacturing, and other operations, processes, or experience incidental to the manufacture of the STW Manufactured Products.

(a)           Licensor Intellectual Property.  Licensor and its affiliates (the "Licensor IP Holder") shall retain ownership of all intellectual property rights (including but not limited to patents, designs rights, copyright and know-how) contained in any documents, designs, inventions, drawings, calculations or other data whether previously existing or created by the Licensor IP Holder or its agents during the term of this Agreement.  The granting of a license with respect to such rights shall be entirely within the discretion of the Licensor IP Holder and (if granted) shall be the subject of separate written agreements between the parties. Unless otherwise agreed to by the parties, if this Agreement is terminated, Licensee shall return all designs, drawings, calculations or other technical data provided to it by Licensor pursuant to the terms of this Agreement; provided, however, that this provision shall not apply to any designs, drawings, calculations or other technical data provided to Licensee by Licensor pursuant to any equipment orders, manufacturing assistance or other agreement entered into with respect to any project worked on by Licensor with Licensee.

(b)           Licensee Intellectual Property.  Licensee and its affiliates (the "Licensee IP Holder") shall retain ownership of all intellectual property rights (including but not limited to patents, designs rights, copyright and know-how) contained in any documents, designs, inventions, drawings, calculations or other data whether previously existing or created by the Licensee IP Holder or its agents during the term of this Agreement.  The granting of a license with respect to such rights shall be entirely within the discretion of the Licensee IP Holder and (if granted) shall be the subject of separate written agreements between the parties.  The disclosure or release of any deliverables does not imply the grant of any license or permission to use such deliverables for the project or otherwise.  Unless otherwise agreed to by the parties, if this Agreement is terminated, Licensor shall return all designs, drawings, calculations or other technical data provided to it by Licensee pursuant to the terms of this Agreement; provided, however, that this provision shall not apply to any designs, drawings, calculations or other technical data provided to Licensee by Licensor pursuant to any equipment orders, manufacturing assistance or other agreement entered into with respect to any project worked on by Licensor with Licensee.

(c)           Rights to Inventions.

(1)           The term "Invention" as used in this Agreement shall mean any invention, improvement or discovery, whether or not patentable, conceived or first actually reduced to practice subsequent to the effective date of this Agreement.

(2)           Neither party shall acquire directly or by implication any rights in the background patents and invention of the other party including but not limited to inventions described and claimed in applications for the United States of America Letters Patent filed prior to the effective date of this Agreement.

(3)           Each party hereto shall require, by proper agreements, those of its employees engaged in work under this Agreement to execute assignments of Inventions made by such employees to the respective party.

(4)           Any Invention made independently and solely by the employee or employees of one party in the course of work under this Agreement shall be and remain the sole property of said one party, and the other party shall acquire no rights or license under this Agreement in such Invention.

(5)           Any Invention made by the employee or employees of one party in the course of implementing, or attempting to implement work under this Agreement which Invention necessarily derives from and incorporates proprietary technical data and information disclosed to said one party by the other party, shall be and remain the property of said one party; provided however, that said one party shall not assert any patents issuing there from against said other party, or makers or users authorized by other party.

(6)           Any Invention made jointly by one or more employees of one party with one or more employees of the other party in the course of work under this Agreement shall be jointly owned by the parties with each party owning an undivided one half interest in all such joint Invention.  The costs of preparation, filing and prosecution of such jointly owned applications for patent shall be borne by the party electing to prepare and to prosecute such application.  So far as practicable, the parties will equally divide the joint applications each is to file and prosecute hereunder.  The other party shall furnish the filing party with all documents, papers, or assignments, or other assistance, that may be necessary or desirable in the filing and prosecution of each such application.

(7)           With respect to each joint Invention, the party that elects to file a patent application thereon in the United States of America, shall have the first right of election to file corresponding patent applications in foreign countries.  Within a six (6) month period commencing from the date a corresponding United States of America application is filed, such party shall notify the other party of those foreign countries, if any, in which it elects to file patent applications.  After said six (6) month period the other party shall have the right to file patent applications in all foreign countries not elected and designated for filing by said party.

(8)           In the case of an application for patent for a joint Invention which is filed in a country which requires the payment of annual taxes or annuities on a pending application or an issued patent, the party which files the application shall, prior to filing, request the other party to indicate whether or not it will agree to pay one-half of such annual taxes or annuities.  If, within sixty (60) days of receiving such request, the non-filing party fails to assume, in writing, the obligation to pay one-half of such annual taxes or annuities, or if either party fails to pay its share of such taxes or annuities, it shall assign its share of the title to the application or to the patent, as the case may be, to the filing party, subject to the retention of the non-assertion rights described in paragraph (5) above. The party, which prepares and prosecutes applications under this Agreement shall be the sole judge as to the extent of prosecution it desires to carry on and as to the scope of the claims it elects to prosecute therein.  Where one party is prosecuting an application in which the other party has rights thereunder, the party prosecuting the application shall give the other party's attorney continuing power to inspect and make copies of papers in such pending application, and in the event said one party elects to discontinue or abandon prosecution or not to perfect an appeal or other matter in any ex parte or inter partes proceeding, said one party shall upon request appoint and grant the other party full power of attorney with the right to intervene in, and control said prosecution, appeal or other matter.

12.2.           License for Improvements. Licensor shall own any improvement or new Patent developed by the Licensee regarding the Technology or the manufacturing process. Any improvement or development of new Patent regarding the Technology by the Licensor will be deem to be included in this License without any further royalties or fees to be paid to Licensor.

13.           ASSIGNMENT; SUBLICENSE; SALE 0F SHARES;

13.1.           The license granted under this Agreement may not be assigned or sublicensed by Licensee without the prior written consent and authorization of the Licensor who shall not unreasonably refuse such request. The Licensee may, without the payment of an additional license issue fee; sublicense to any firm or corporation directly or indirectly controlled by, controlling, or under common control with Licensee, to practice any or all of the inventions covered by the Technology in the manufacture of STW Manufactured Equipment and for the uses of the Technology in the Industries in the Territory, to the same extent Licensee is permitted under this Agreement; and provided further, that upon prior written notice, this Agreement may be assigned by Licensee to the corporate successor to its entire business in the manufacture of the STW Manufactured Products under the license granted hereunder. Each such notice shall be accompanied by an acceptance in writing of the terms of this Agreement executed on behalf of the entity referred to in the notice. The licensor consents that any assignment or sub-licensee shall be conditional upon the licensor receiving full disclosure of the terms of such assignment or sublicense so that the licensor can satisfy itself that it will receive the full royalty fee to which it is entitled.

To the same extent Licensor is permitted under this Agreement; and provided further, that upon prior written notice, this Agreement may be assigned by Licensor to one of its affiliates directly or indirectly controlled by Licensor.

14.           CONFIDENTIALITY

14.1           The Parties may furnish to each other confidential or proprietary information, as required for the preparation of documents and project proposals.  Such information may be of both a commercial and technical nature.  The identity of each Project shall be treated as Confidential Information.  Neither Party shall, without the prior written consent of the disclosing Party, use the other Party's confidential or proprietary information for any purposes whatsoever other than as contemplated by this Agreement, except for the joint pursuit of Projects.  The Party receiving confidential or proprietary information shall protect such information from unauthorized disclosure, and will return such information to the disclosing Party upon request.

14.2           Neither Party shall be liable for utilization or disclosure if the information falls into any of the following categories:

a.           Information which at the time of disclosure is or thereafter becomes within the public domain other than by reason of the disclosing Party's breach of this Memorandum of Understanding.

b.           Information, which prior to disclosure hereunder was already in the recipient's possession and was not the subject of any secrecy obligations of the disclosing Party.

c.           Information which subsequent to disclosure hereunder is obtained by the disclosing Party from a third Party lawfully in possession of such information and which information is not subject to a secrecy obligation with the disclosing Party.

14.3           For the purposes of this Agreement, specific information disclosed shall not be deemed to be in the public domain or in the prior possession of the disclosing Party merely because it is embraced by more general information in the public domain or by more general information in the prior possession of the Party.

14.4           The foregoing obligations of non-use and non-disclosure shall expire three (3) years after expiration of this Agreement.

14.5           No news release, public announcement, denial or confirmation shall be made by either Party concerning the monetary aspects of this Agreement without the prior written consent of the other Party.  The foregoing shall not apply to disclosures mandated by law, including the securities reporting laws of the United States.

 15. NOTICES

Any offer, acceptance, rejection, notice, consent, request, authorization, permission, direction or other instrument required or permitted to be given hereunder shall be in writing and given by delivery or sent by fax or similar telecommunications device and addressed:

If addressed to the Licensee:

STW Resources Holding Corp.
3424 South County Road 1192
Midland, Texas, 79706 U.S.A.
Attention: Stanley T. Weiner, CEO
Email: stw@stwresources.com

If addressed to Licensor:

Salttech, BV
Smidsstraat 2, PO Box 2013
8600 CA Sneek, The Netherlands
Attention: Gerard Schouten
Email: g.schouten@Salttech.nl

or such other address or telephone number as the party to whom such notice or other communication is to be given shall have specified in writing to the other party pursuant to this Section. Any notice or communication given under this Section shall be deemed to have been given as of the date it was SO placed in the hands of any express courier service, emailed to, or faxed, or as of the date of delivery in person.

16.           ALL PARTIES REPRESENTED BY COUNSEL

All parties have retained their own respective independent legal counsel for representation in connection with this Agreement; and the parties knowingly and voluntarily, of their own free will and without any duress, accept all of the terms of this Agreement and sign the same as their own free act.

17.           CORPORATE AUTHORITY

The warrant parties represent that they have taken all necessary corporate actions to authorize the execution, delivery and performance of this Agreement and the transactions contemplated thereby, and that the respective representative executing this Agreement on their behalf is duly authorized to act in such capacity. Licensor further warrants and represents that the execution, delivery and performance of this Agreement and the transactions contemplated thereby have been duly authorized and approved by Licensor's Board of Directors and by Licensor' s shareholders. Licensee further warrants and represents that the execution, delivery and performance of this Agreement and the transactions contemplated thereby have been duly authorized and approved by Licensee's Board of Directors and by Licensee's shareholders.

18.           LEGAL REPRESENTATION; UNDERSTANDING 0F AGREEMENT

In entering into this Agreement, the parties represent that they have relied upon the legal advice of their own respective attorneys, who are the attorneys of their own choice. The parties further represent that the terms of this Agreement have been completely read and explained to them by their respective attorney and that such terms are fully understood and voluntarily accepted by said parties.

19.           ATTORNEY'S FEES AND OTHER COSTS

The parties shall bear all of their own attorney's fees, costs and other expenses incurred or arising in connection with the negotiation, review and execution of this Agreement and attached exhibit. If a party to this Agreement should file suit as a result of or in connection with this Agreement, the prevailing party shall be entitled to recover reasonable attorney's fees and expenses from the other party.

20.           BINDING AGREEMENT

This Agreement shall be binding upon and inure to the benefit of, the undersigned parties and their respective officers, directors, shareholders, employees, agents, attorneys, independent contractors, successors and assigns.

21.           ENTIRE AGREEMENT; AMENDMENT

This Agreement and the attached exhibit contain the entire agreement of the parties with respect to the subject matter of this Agreement and supersede all prior agreements or understandings, written or oral, between the parties with respect thereto. Any waiver of any term or condition of this Agreement, or any amendment, modification or supplementation of this Agreement shall be effective only if it is in writing and signed by all of the parties.

22.           SEVERABILITY

If a court of competent jurisdiction finds that any part of this Agreement is invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and the remaining provisions of this Agreement shall not, at the election of the party for whose benefit the provision exists, be in any way impaired.

23.           HEADINGS

The headings used in this Agreement are for convenience of reference only and shall not be used in construing the provisions of the Agreement.

24.           GOVERNING LAW

This Agreement shall be governed by and interpreted in accordance with the laws in force in the state of Texas, U.S.A., except that no doctrine of choice of law shall be used to apply the laws of any other state or jurisdiction.

25.           COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall be deemed one and the same instrument.

EXECUTED in TWO (2) original copies and on the respective dates appearing under the parties' signatures below and effective as of the date upon which all of the parties have signed this Agreement.

LICENSOR, SALTTECH, BV

____________________________

By, _________________, Gerard Schouten, its CEO

LICENSEE, STW RESOURCES HOLDING CORP.

____________________________

By, __________________, Stanley T. Weiner, its CEO

Attachments:

Schedule 1.2-Product Pricing schedule
Schedule 2.3-Process Design and Engineering Services
Schedule 2.4-Design and Engineering Services for 5000 BBL/day Basic Design Package
Schedule 2.5-Demonstration unit
Schedule 2.6-DyVaR1500
Schedule 5.2-Performance Criteria

Separate Attachments:

Proposal for a DyVAR1500
Attachment 1: General Description Basic Design Package Engineering Documents and Activities

Schedule 1.2-Product Pricing schedule

Per 12 months the cyclone pricing will be as follows:

1st  1000 cyclones : USD 3,500/cyclone

2nd 1000 cyclones: USD 3,000/cyclone

3rd 1000 Cyclones: USD 2,600/cyclone

4th 1000 cyclones: USD 2,300/cyclone

All cyclones above 4000 cyclones: USD 2,000/cyclone

All prices are excluding VAT, transport, taxes, duties and levies

Schedule 2.3-Process Design and Engineering Services

For Process Design and Engineering Services the following rates are applicable:

Mechanical/electrical/process engineer:

Normal working hours at maximum of 8 hours/day        US$ 1,020 per day
Overtime                                                                                factor normal fee x 1.5
Sundays and holidays                                                        factor normal fee x 2

Project manager/senior engineer/CTO:

Normal working hours at maximum of 8 hours/day        US$ 1,720 per day
Overtime                                                                                factor normal fee x 1.5
Sundays and holidays                                                        factor normal fee x 2

All travel and hotel expenses are not included, and will be charged based on actual costs.

Travel           (plane, car, train, boat)                                  actual cost
Hotels and expenses                                                           actual cost
Additional (phone etc)                                                       US$ 45/day/person

Prices are in US$ and excluding VAT.

Schedule 2.4-Design and Engineering Services for 5000 BBL/day Basic Design Package

Design and Engineering Services for the production of a Basic Design Package enabling the production of a water treatment system based on Salttech’s DyVaR technology with a treatment capacity of 5,000 bbl/day. The water specifications received May 29 with reference “Legacy”  will serve as basis for design for this system.

General description
Salttech will perform all necessary activities to provide STW with a Basic Design Package for the production of a system based on DyVaR Technology with the following process characteristics:
1.	Capacity of 5,000 bbl/day
2.	Capable of treating various influents based on a wide range of salt concentrations and compositions
3.	Modular set up to allow multiple similar systems with identical lay out and capacity
4.	To achieve maximum fresh water output with TDS(salts) levels <100 mg/l
5.	To achieve maximum brine concentration in case of liquid brine or,
6.	To achieve any desired brine concentration or
7.	To achieve a so-called “Zero Liquid Discharge” salt composition containing dry salts and as little as possible liquid.

General specification of the system to be engineered:

1.	Based on DyVaR technology

2.	Complete process control and process automation

3.	One stage process

4.	Including a Solid Discharge Unit

5.	Skid mounted design where possible

6.	Multiple level system

The BDP will consist of documents and drawings in accordance with Appendix 1.
Appendix 1. describes all documents, lists, and drawings to be delivered. A few documents and/or activities are optional and will be discussed and agreed upon in a later stage or on a per project basis.

Price
The price of the engineering of the BDP is:                                                                                                USD  390,000.--

The pricing comprises of a complete Basic Design Package as described in Appendix 1.
Total price is fixed. Prices are in US Dollars. Prices are EXWORKS (Incoterms).

Delivery & Deliverytime
The delivery time of the engineering drawings will be 2 - 4 months after receipt of the first down payment for the engineering of the BDP.

Manuals and documents
All documents will be delivered in the English language. A manual is not applicable.

Additonal labor and rates
For additional labor or labor outside regular office hours Schedule 2.3-Process Design and Engineering Services is applicable.

Special remarks
The engineering will be delivered in a digital form, either through electronic file transfer or by sending a CD or DVD with all relevant documents.

Legal conditions

The engineering and engineering documents supplied by Salttech are made in accordance with European laws regarding safety.

The engineering and engineering documents are based on proprietary knowledge of the supplier/producer of the documents and may only serve production of the system or machine described. Under the EXCLUSIVE PRODUCT PURCHASE AND MANUFACTURING LICENSE AGREEMENT.

Payment terms and conditions
Salttech will apply a cash-flow neutral payment schedule for ordering, building, transporting, and start-up of any engineering, system or project. Basically the following payments will be applicable:

For engineering:
60% upon signing of the Exclusive License Agreement
25% upon delivery of schematic layout and electrical power requirements
15% upon delivery of complete Basic Design Package

Payment for the first term (60%) should be received by Salttech as soon as possible in order to initiate the engineering process.
Further payments are to be received within 30 days after invoice date.

General terms and conditions
Insofar not described in EXCLUSIVE PRODUCT PURCHASE AND MANUFACTURING LICENSE AGREEMENT, the general terms and conditions of Salttech are applicable. A copy of these conditions can be provided on request.

 Schedule 2.5-Demonstration unit

Upon signing the Exclusive license Agreement, Salttech will provide STW with a temporary demo unit within 4-6 weeks for small-scale demonstration purposes. Simultaneously Salttech will produce a similar unit for permanent use by STW. Upon availability of this new unit the temporary unit will return to Salttech.

This temporary unit will be an existing, slightly modified standard unit that Salttech has available for test and demo purposes in the Netherlands. It will be refurbished only for necessary parts to achieve temporary use by STW. The unit is based in European electrical standards, so a local power converter will be needed (provided by STW). Further the unit is semi-manually operated, therefore Salttech will provide an operator for demo purposes as requested by STW.

Either the temporary unit or permanent unit is for short demos for STW prospect and clients and has a capacity to produce 50 litres/hour of fresh water, and up to saturated brine.

Technical details temporary unit:
The unit is electrically equiped for the european market, this means that according the EU design rules, the electrical power requirements are 9 KW, 380Vac, frequency of 50 Hz.,  Wiring: 16A 3 phase+ Neutral+ earth (3P + N + PE). For use in USA a power converter will be needed (also to be provided by STW). Further technical details are described in a separate document.

Technical details permanent unit
The unit will be electrically equipped in such way it can be connecte to the US power grid without a converter.

Availability:
Following agreement the temporary unit can be shipped to Texas within 4-6 weeks.
The unit (as pilot or test unit) can remain in the USA for a maximum of 60-90 days (to be verified with customs) without charge for import taxes and/or duties. During that period several tests can be done, typically 1 week per test. After these tests (and prior to the expiring of the 60-90 day period limit) the unit will be shipped back to Holland. The permanent unit will be shipped upon completion and testing to STW.

Operator:
The temporary unit is semi- automated and needs an operator to achieve proper results. STW and Salttech will set up a test/demo program together and Salttech will make an senior process engineer available for operating the unit during periods of  1 week. Exact timing to be determined.
The permanent unit will be more automated and should be operated by a STW operator after training on the temporary unit.

Financials:
To prepare the temporary pilot and build a permanent pilot for STW:                                                                                                                US$90,000
Shipment (boat or plane) and shipment cost to be determined.
Payment term for this demonstration unit is 100% upon signing of this agreement.

The test and demo period is a collaborative effort of STW together with Salttech. We expect tests will take app 1 week each, including unpacking, start up, shut down and packing.

Regarding pricing for services and operations, Schedule 2.3-Process Design and Engineering Services is applicable.

Schedule 2.6-DyVaR1500

In a separate document a proposal is described for delivery of a DyVar system with a capacity of 1,500 liter/hour (app 7 gpm).
This proposal is part of this schedule 2.6 and is not binding without a duly signed EXCLUSIVE PRODUCT PURCHASE AND MANUFACTURING LICENSE AGREEMENT between STW and Salttech. Pricing, delivery time and other terms and conditions as described in the proposal are only applicable if a written order is received before July 15 2014.
After this date, this proposal is indicative and will be revised upon request by STW within a period of 12 months.
STW will purchase a system as proposed or at least of similar size or larger within 12 months of signing the EXCLUSIVE PRODUCT PURCHASE AND MANUFACTURING LICENSE AGREEMENT.

Schedule 5.2-Performance Criteria

Licensee should order and pay per 12 months a minimum amount of cyclones as follows

1st year minimal 600 cyclones

2nd year minimal 1000 cyclones

Every following year a minimum 25% increase to a continuous minimum of 2000 cyclones/ 12 months.